The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 1, 2014
Pricing Supplement No. 2014—CMTNG0252 to Product Supplement No. EA-02-03 dated November 13, 2013, Underlying Supplement No. 3 dated November 13, 2013, Prospectus Supplement and Prospectus each dated November 13, 2013
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-192302
Dated October     , 2014
Citigroup Inc. $      Buffered Return Optimization Securities

Linked to Shares of the iShares® MSCI Brazil Capped ETF Due On or About October 31, 2017

Investment Description
The Buffered Return Optimization Securities (the “Securities”) are unsecured, unsubordinated debt obligations of Citigroup Inc. (the “Issuer”) with a return at maturity linked to the performance of shares of the iShares® MSCI Brazil Capped ETF (the “Underlying Shares” or “ETF”) from their Initial Share Price to their Final Share Price.  If the Share Return is positive, Citigroup Inc. will repay the Stated Principal Amount of the Securities at maturity and pay a return equal to 1.5 times the Share Return, up to the Maximum Gain of 43% to 50% (to be determined on the Trade Date).  If the Share Return is zero or negative but the percentage decline from the Initial Share Price to the Final Share Price is less than or equal to the 10% Buffer Amount, Citigroup Inc. will repay the Stated Principal Amount of the Securities at maturity.  However, if the Share Return is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the 10% Buffer Amount, Citigroup Inc. will pay you less than the Stated Principal Amount at maturity, resulting in a loss on the Stated Principal Amount to investors that is equal to the percentage decline in the price of the Underlying Shares in excess of the 10% Buffer Amount. Investing in the Securities involves significant risks.  The Securities do not pay interest.  You may lose up to 90% of the Stated Principal Amount of the Securities. You will not receive dividends or other distributions paid on the Underlying Shares or the stocks held by the ETF.  Downside exposure to the Underlying Shares is buffered only if you hold the Securities to maturity.  Any payment on the Securities, including any repayment of the Stated Principal Amount at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑ Enhanced Growth Potential — At maturity, the Securities enhance any positive Share Return up to the Maximum Gain. In this case, the Issuer will repay the Stated Principal Amount of the Securities at maturity and pay a return equal to the Multiplier times the Share Return, up to the Maximum Gain of 43% to 50% (to be determined on the Trade Date). If the Share Return is negative, investors may be exposed to the decline in the Underlying Shares, subject to the Buffer Amount.

❑ Buffered Downside Exposure — If you hold the Securities to maturity and the Share Return is zero or negative but the percentage decline from the Initial Share Price to the Final Share Price is equal to or less than the 10% Buffer Amount, the Issuer will repay the Stated Principal Amount of the Securities at maturity. However, if the Share Return is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the 10% Buffer Amount, the Issuer will pay you less than the Stated Principal Amount of the Securities at maturity, resulting in a loss on the Stated Principal Amount that is equal to the percentage decline in the Underlying Shares in excess of the Buffer Amount. You may lose up to 90% of the Stated Principal Amount per Security. Downside exposure to the Underlying Shares is buffered only if you hold the Securities to maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date2 Maturity Date 1 Expected 2 See page PS-3 for additional details	October 28, 2014 October 31, 2014 October 25, 2017 October 31, 2017
.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES.  THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL AMOUNT OF YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE DOWNSIDE MARKET RISK OF THE UNDERLYING SHARES, SUBJECT TO THE BUFFER AMOUNT.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP INC.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.  THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU MAY LOSE UP TO 90% OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Buffered Return Optimization Securities Linked to Shares of the iShares® MSCI Brazil Capped ETF. Any return at maturity will be determined by the performance of the Underlying Shares. The Securities are our unsecured, unsubordinated debt obligations and are offered for a minimum investment of 100 Securities at the issue price described below. The Initial Share Price and the Maximum Gain will be set on the Trade Date.
Underlying Shares	Initial Share Price	Multiplier	Maximum Gain	Buffer Amount	CUSIP / ISIN
Shares of the iShares® MSCI Brazil Capped ETF (NYSE Arca symbol: “EWZ”)		$1.50	43% to 50%	10%	17322X300 / US17322X3008

See “Additional Terms Specific to the Securities” in this pricing supplement.  The Securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per Security	$10.00	$0.25	$9.75
Total	$	$	$

(1)
Citigroup Inc. currently expects that the estimated value of the Securities on the Trade Date will be between $9.450 and $9.650 per Security, which will be less than the issue price.  The estimated value of the Securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the Securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)
The underwriting discount is $0.25 per Security. CGMI, acting as principal, expects to purchase from Citigroup Inc., and Citigroup Inc. expects to sell to CGMI, the aggregate Stated Principal Amount of the Securities set forth above for $9.75 per Security.  UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the Securities for $9.75 per Security.  UBS will receive an underwriting discount of $0.25 per Security for each Security it sells.  UBS proposes to offer the Securities to the public at a price of $10.00 per Security.  For additional information on the distribution of the Securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the Securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the Underlying Shares that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the Securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for November 13, 2013 on the SEC website):

♦	Product Supplement No. EA-02-03 dated November 13, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000095010313006626/dp41902_424b2-par.htm

♦	Underlying Supplement No. 3 dated November 13, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000095010313006624/dp41866_424b2-us3.htm

♦	Prospectus Supplement and Prospectus each dated November 13, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000119312513440005/d621350d424b2.htm

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to the Trade Date.  The applicable agent will notify you in the event of any material changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the Securities.

References to “Citigroup Inc.,” “we,” “our” and “us” refer to Citigroup Inc. and not to any of its subsidiaries.  In this pricing supplement, “Securities” refers to the Buffered Return Optimization Securities Linked to Shares of the iShares® MSCI Brazil Capped ETF that are offered hereby, unless the context otherwise requires.  This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-4 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the Stated Principal Amount.

♦    You can tolerate a loss of a substantial portion of your initial investment and are willing to make an investment that has similar downside market risk as an investment in the Underlying Shares or in the stocks held by the ETF, subject to the Buffer Amount at maturity.

♦    You believe that the price of the Underlying Shares will increase over the term of the Securities and are willing to give up any appreciation in excess of the Maximum Gain (the actual Maximum Gain will be set on the Trade Date).

♦    You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover page hereof (the actual Maximum Gain will be set on the Trade Date).

♦    You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

♦    You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the Underlying Shares or the stocks held by the ETF for the term of the Securities.

♦    You seek an investment with exposure to the Brazilian equity market.

♦    You are willing and able to hold the Securities to maturity, and accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the Securities.

♦    You are willing to assume the credit risk of Citigroup Inc. for all payments under the Securities, and understand that if Citigroup Inc. defaults on its obligations you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the Stated Principal Amount.

♦    You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.

♦    You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that has similar downside market risk as an investment in the Underlying Shares or the stocks held by the ETF, subject to the Buffer Amount at maturity.

♦    You believe that the price of the Underlying Shares will decline during the term of the Securities and the Final Share Price is likely to have declined below the Initial Share Price by a percentage that is more than the Buffer Amount, or you believe the Underlying Shares will appreciate over the term of the Securities by more than the Maximum Gain.

♦    You seek an investment that participates in the full appreciation in the price of the Underlying Shares or that has unlimited return potential, or you would be unwilling to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover page hereof (the actual Maximum Gain will be set on the Trade Date).

♦    You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

♦    You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the Underlying Shares or the stocks held by the ETF for the term of the Securities.

♦    You do not seek an investment with exposure to the Brazilian equity market.

♦    You are unwilling or unable to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Citigroup Inc. for all payments under the Securities, including any repayment of the Stated Principal Amount.

Indicative Terms
Issuer	Citigroup Inc.
Issue Price	100% of the Stated Principal Amount per Security
Stated Principal Amount	$10.00 per Security
Term	Approximately 3 years
Trade Date1	October 28, 2014
Settlement Date1	October 31, 2014
Final Valuation Date1, 2	October 25, 2017
Maturity Date1	October 31, 2017
Underlying Shares	Shares of the iShares® MSCI Brazil Capped ETF (Ticker: “EWZ”)
Maximum Gain	43% to 50%. The actual Maximum Gain will be determined on the Trade Date.
Multiplier	1.50
Buffer Amount	10%
Payment at Maturity (per $10.00 Stated Principal Amount of Securities)
If the Share Return is positive, Citigroup Inc. will pay you a cash payment per Security that provides you with the Stated Principal Amount of $10.00 per Security plus a return equal to the Share Return multiplied by 1.50, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 × the lesser of (i) Share Return × Multiplier and (ii) Maximum Gain)

If the Share Return is zero or negative but the percentage decline from the Initial Share Price to the Final Share Price is equal to or less than the Buffer Amount, Citigroup Inc. will pay you a cash payment of $10.00 per Security.

If the Share Return is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the Buffer Amount, Citigroup Inc. will pay you a cash payment that is less than the full Stated Principal Amount of $10.00 per Security, resulting in a loss on the Stated Principal Amount that is equal to the percentage decline in the Underlying Shares in excess of the Buffer Amount, calculated as follows:

$10.00 + [$10.00 × (Share Return + Buffer Amount)]

In this scenario, you will lose some, and possibly up to 90%, of the Stated Principal Amount of your Securities.

Share Return	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price	, the closing price of the Underlying Shares on the Trade Date
Final Share Price	The closing price of the Underlying Shares on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS.  YOU MAY LOSE UP TO 90% OF THE STATED PRINCIPAL AMOUNT OF THE SECURITIES.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER.  IF CITIGROUP INC. WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Initial Share Price is observed. The Maximum Gain is set.

Maturity Date:
The Final Share Price is determined on the Final Valuation Date and the Share Return is calculated.

If the Share Return is positive, Citigroup Inc. will pay you a cash payment per Security that provides you with the Stated Principal Amount of $10.00 per Security plus a return equal to the Share Return multiplied by 1.50, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 × the lesser of (i) Share Return × Multiplier and (ii) Maximum Gain)

If the Share Return is zero or negative but the percentage decline from the Initial Share Price to the Final Share Price is equal to or less than the Buffer Amount, Citigroup Inc. will pay you a cash payment of $10.00 per Security.

If the Share Return is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the Buffer Amount, Citigroup Inc. will pay you a cash payment that is less than the full Stated Principal Amount of $10.00 per Security, resulting in a loss on the Stated Principal Amount that is equal to the percentage decline in the Underlying Shares in excess of the Buffer Amount, calculated as follows:

$10.00 + [$10.00 × (Share Return + Buffer Amount)]

In this scenario, you will lose some, and possibly up to 90%, of the Stated Principal Amount of your Securities.

1
In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

2
Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the Securities is significantly riskier than an investment in conventional debt securities.  The Securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the Securities, and are also subject to risks associated with the Underlying Shares.  Accordingly, the Securities are suitable only for investors who are capable of understanding the complexities and risks of the Securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the Securities and the suitability of the Securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the Securities.  You should read this summary together with the more detailed description of risks relating to an investment in the Securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally. Please also note that Citigroup Inc. earnings will be announced on October 14, 2014.

♦
You may lose up to 90% of your investment — The Securities differ from ordinary debt securities in that we will not necessarily repay the full Stated Principal Amount of your Securities at maturity.  Instead, your return on the Securities is linked to the performance of the Underlying Shares and will depend on whether, and the extent to which, the Share Return is positive or negative.  If the Final Share Price is less than the Initial Share Price by a percentage greater than the Buffer Amount, you will lose 1% of the Stated Principal Amount of the Securities for every 1% by which the decline exceeds the 10% Buffer Amount.  Accordingly, you may lose up to 90% of the Stated Principal Amount of the Securities.

♦
The Securities do not pay interest — Unlike conventional debt securities, the Securities do not pay interest or any other amounts prior to maturity. You should not invest in the Securities if you seek current income during the term of the Securities.

♦
The appreciation potential of the Securities is limited by the Maximum Gain — Your potential total return on the Securities at maturity is limited by the Maximum Gain. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Underlying Shares. In addition, the Maximum Gain reduces the effect of the Multiplier for all Final Share Prices exceeding the Final Share Price at which, by multiplying the corresponding Share Return by the Multiplier, the Maximum Gain is reached.

♦
The multiplier only applies if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than the Multiplier times the ETF’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier, subject to the Maximum Gain, from the Issuer only if you hold the Securities to maturity.

♦
Downside exposure to the Underlying Shares is buffered only if you hold the Securities to maturity — If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Underlying Shares have not declined by more than the Buffer Amount. You should be willing to hold your Securities to maturity. The buffered downside exposure provided at maturity is subject to the credit risk of Citigroup Inc. and is not, either directly or indirectly, an obligation of any third party.

♦
You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the Underlying Shares — As of October 1, 2014, the trailing 12-month dividend yield of the Underlying Shares was approximately 3.70%.  While it is impossible to know the future dividend yield of the Underlying Shares, if this trailing 12-month dividend yield were to remain constant for the term of the Securities, you would be forgoing an aggregate yield of approximately 11.10% (assuming no reinvestment of dividends) by investing in the Securities instead of investing directly in the Underlying Shares or in another investment linked to the Underlying Shares that provides for a passthrough of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Securities.

♦
Your payment at maturity depends on the closing price of the Underlying Shares on a single day — Because your payment at maturity depends on the closing price of the Underlying Shares solely on the Final Valuation Date, you are subject to the risk that the closing price of the Underlying Shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the Securities.  If you had invested in another instrument linked to the Underlying Shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the Underlying Shares, you might have achieved better returns.

♦
The Securities are subject to the credit risk of Citigroup Inc. — Any payment on the Securities will be made by Citigroup Inc. and therefore is subject to the credit risk of Citigroup Inc.  If we default on our obligations under the Securities, you may not receive any payments that become due under the Securities.  As a result, the value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Securities.

♦
The Securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities.  CGMI currently intends to make a secondary market in relation to the Securities and to provide an indicative bid price for the Securities on a daily basis. Any indicative bid price for the Securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the Securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the Securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your Securities prior to maturity.  Accordingly, an investor must be prepared to hold the Securities until maturity.

♦
The estimated value of the Securities on the Trade Date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the Securities that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the Securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the Securities. These costs adversely affect the economic terms of the Securities because, if they were lower, the economic terms of the Securities would be more favorable to you. The economic terms of the Securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Securities. See “The estimated value of the Securities would be lower if it were calculated based on our secondary market rate” below.

♦
The estimated value of the Securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlying Shares, dividend yields on the Underlying Shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Securities.  Moreover, the estimated value of the Securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Securities for other purposes, including for accounting purposes.  You should not invest in the Securities because of the estimated value of the Securities. Instead, you should be willing to hold the Securities to maturity irrespective of the initial estimated value.

♦
The estimated value of the Securities would be lower if it were calculated based on our secondary market rate — The estimated value of the Securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Securities.  Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the Securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that we will pay to investors in the Securities, which do not bear interest.

♦
The estimated value of the Securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the Securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the Securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the Securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Securities than if our internal funding rate were used.  In addition, any secondary market price for the Securities will be reduced by a bid-ask spread, which may vary depending on the aggregate Stated Principal Amount of the Securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the Securities will be less than the issue price.

♦
The value of the Securities prior to maturity will fluctuate based on many unpredictable factors — The value of your Securities prior to maturity will fluctuate based on the price and volatility of the Underlying Shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the Underlying Shares and the stocks held by the ETF, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the Brazilian real, the correlation between such rate and the price of the Underlying Shares, interest rates in the United States and in each of the markets of the stocks held by the ETF, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your Securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the Issuer, including the potential application of the Multiplier and the Buffer Amount, only applies if you hold the Securities to maturity.

♦
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

♦
Our offering of the Securities is not a recommendation of the Underlying Shares — The fact that we are offering the Securities does not mean that we believe that investing in an instrument linked to the Underlying Shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the Underlying Shares or the stocks held by the ETF or in instruments related to the Underlying Shares or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the Underlying Shares. These and other activities of our affiliates may affect the price of the Underlying Shares in a way that has a negative impact on your interests as a holder of the Securities.

♦
Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities — Any such research, opinions or recommendations could affect the closing price of the Underlying Shares and the value of the Securities.  Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice.  These and other activities of our affiliates or UBS or its affiliates may adversely affect the closing price of the Underlying Shares and may have a negative impact on your interests as a holder of the Securities.  Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

♦
Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the Securities — We expect to hedge our exposure under the Securities through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the Underlying Shares or the stocks held by the ETF and other financial instruments related to the Underlying Shares or such stocks.  It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines.  Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the Underlying Shares on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Such trading and hedging activities may affect the closing price of the Underlying Shares and reduce the return on your investment in the Securities.  Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Shares.

By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Securities.

♦
Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the Underlying Share Issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you.  Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦
Even if the Underlying Share Issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the Securities for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be required under the terms of the Securities for any cash dividend paid on the Underlying Shares unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the Underlying Shares on the date of declaration of the dividend.  Any dividend will reduce the closing price of the Underlying Shares by the amount of the dividend per share.  If the Underlying Share Issuer pays any dividend for which an adjustment is not made under the terms of the Securities, holders of the Securities will be adversely affected.  See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦
The Securities may become linked to shares of an issuer other than the original Underlying Share Issuer upon the occurrence of a reorganization event or upon the delisting of the Underlying Shares — For example, if the Underlying Share Issuer enters into a merger agreement that provides for holders of the Underlying Shares to receive shares of another entity, the shares of such other entity will become the Underlying Shares for all purposes of the Securities upon consummation of the merger.  Additionally, if the Underlying Shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the Underlying Shares.  See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the Underlying Shares — For example, an adjustment will not be made for ordinary dividends or extraordinary dividends that do not meet the criteria described above.  Moreover, the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event.  Investors in the Securities may be adversely affected by such an event in a circumstance in which a direct holder of the Underlying Shares would not.

♦
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the Securities — If certain events occur, such as market disruption events, events with respect to the Underlying Share Issuer that may require a dilution adjustment or the delisting of the Underlying Shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event has occurred on the Final Valuation Date, determining whether to postpone the Final Valuation Date;

♦	determining the price of the Underlying Shares if the price of the Underlying Shares is not otherwise available or a market disruption event has occurred;

♦
determining the appropriate adjustments to be made to the Initial Share Price upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement; and

♦
selecting a successor ETF or performing an alternative calculation of the price of the Underlying Shares if the Underlying Shares are discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the Securities.

♦
The price of the Underlying Shares may not completely track the performance of the index underlying the ETF — The price of the Underlying Shares will reflect transaction costs and fees of the Underlying Share Issuer that are not included in the calculation of the index underlying the ETF. In addition, the Underlying Share Issuer may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the index underlying the ETF.

♦
Changes made by the investment adviser to the Underlying Share Issuer or by the sponsor of the index underlying the ETF may adversely affect the Underlying Shares — We are not affiliated with the investment adviser to the Underlying Share Issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the Underlying Share Issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the Underlying Shares.

♦
The Underlying Shares seek to track the performance of the MSCI Brazil 25/50 Index and not the MSCI Brazil Index — The index underlying the ETF is the MSCI Brazil 25/50 Index and not the MSCI Brazil Index. Prior to February 11, 2013, the performance of the Underlying Shares sought to track the performance of the MSCI Brazil Index. After February 11, 2013, the performance of the Underlying Shares sought to track the performance of the MSCI Brazil 25/50 Index. The MSCI Brazil 25/50 Index is constructed in the same manner as the MSCI Brazil Index but is subject to the capping methodology described in more detail under “iShares® MSCI Brazil Capped ETF—Additional Description of the MSCI Brazil 25/50 Index” in this pricing supplement. You should read the description provided under “Equity Index Descriptions—MSCI Indices” in the accompanying underlying supplement for a description of the MSCI Brazil Index and you should refer to the differences between the MSCI Brazil Index and the MSCI Brazil 25/50 Index as described under “iShares® MSCI Brazil Capped ETF—Additional Description of the MSCI Brazil 25/50 Index” in this pricing supplement. You should understand that the MSCI Brazil 25/50 Index may perform differently from the MSCI Brazil Index. You should also understand that the historical performance of the underlying shares provided under “iShares® MSCI Brazil Capped ETF” below may not be indicative of the performance of the Underlying Shares had the Underlying Share Issuer sought to track only the MSCI Brazil 25/50 Index for the entire period.

♦
Investing in the Securities exposes investors to risks associated with investing in Brazil — The ETF tracks the value of Brazilian issuers and is subject to all of the risks of investing in Brazil, including heightened risks of inflation or nationalization and market fluctuations caused by economic and political developments.  In addition, the Brazilian economy may be highly vulnerable to changes in local or global trade conditions.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially resulting in market distortions and volatility.  This risk is particularly significant in the case of the ETF, since only 10 stocks represent approximately 49% of the ETF as of the date of this pricing supplement, giving the ETF concentrated risk with respect to a small number of stocks. Moreover, the Brazilian economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

♦
Fluctuations in exchange rates will affect the price of the ETF — Because the ETF invests in stocks that are traded in the Brazilian real, while the net asset value of the ETF is based on the U.S. dollar value of those stocks, holders of the Securities will be exposed to currency exchange rate risk with respect to the Brazilian real.  If the U.S. dollar generally strengthens against the Brazilian real in which those stocks trade, the price of the ETF will be adversely affected for that reason alone and the payment at maturity on the Securities may be reduced.

Exchange rate movements for the Brazilian real are volatile and are the result of numerous factors specific to Brazil, including the supply of, and the demand for, the Brazilian real, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to Brazil.  An investor’s net exposure will depend on the extent to which the Brazilian real strengthens or weakens against the U.S. dollar.  Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in Brazil and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

♦
The U.S. federal tax consequences of an investment in the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities might be materially and adversely affected.  Even if the treatment of the Securities as prepaid forward contracts is respected, a Security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the Initial Share Price to the Final Share Price.  The diagram below is based on a hypothetical Maximum Gain of 43%.

Investors in the Securities will not receive any dividends on the Underlying Shares or the stocks held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the Securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the Underlying Shares” above.

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Stated Principal Amount of Securities for a hypothetical range of performances for the Underlying Shares from -100.00% to +100.00% and assume an Initial Share Price of $45.00 and a Maximum Gain of 43%.  The actual Initial Share Price and Maximum Gain will be determined on the Trade Date.  The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities.  The actual Payment at Maturity will be determined based on the Final Share Price on the Final Valuation Date.  You should consider carefully whether the Securities are suitable to your investment goals.  The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Share Price	Share Return	Payment at Maturity	Total Return on Securities at Maturity(1)
$90.000	100.00%	$14.300	43.00%
$85.500	90.00%	$14.300	43.00%
$81.000	80.00%	$14.300	43.00%
$76.500	70.00%	$14.300	43.00%
$72.000	60.00%	$14.300	43.00%
$67.500	50.00%	$14.300	43.00%
$63.000	40.00%	$14.300	43.00%
$58.500	30.00%	$14.300	43.00%
$57.902	28.67%	$14.300	43.00%
$54.000	20.00%	$13.000	30.00%
$49.500	10.00%	$11.500	15.00%
$47.250	5.00%	$10.750	7.50%
$45.000	0.00%	$10.000	0.00%
$42.750	-5.00%	$10.000	0.00%
$40.500	-10.00%	$10.000	0.00%
$40.496	-10.01%	$9.999	-0.01%
$36.000	-20.00%	$9.000	-10.00%
$31.500	-30.00%	$8.000	-20.00%
$27.000	-40.00%	$7.000	-30.00%
$22.500	-50.00%	$6.000	-40.00%
$18.000	-60.00%	$5.000	-50.00%
$13.500	-70.00%	$4.000	-60.00%
$9.000	-80.00%	$3.000	-70.00%
$4.500	-90.00%	$2.000	-80.00%
$0.000	-100.00%	$1.000	-90.00%

(1) The “Total Return on Securities at Maturity” is calculated as (a) the Payment at Maturity per Security minus the $10.00 Issue Price per Security divided by (b) the $10.00 Issue Price per Security.

Example 1 — The Final Share Price of $76.50 is greater than the Initial Share Price of $45.00, resulting in a Share Return of 70.00%.  Because 1.5 times the Share Return of 70.00% is greater than the Maximum Gain of 43.00%, Citigroup Inc. would pay you the Stated Principal Amount plus a return equal to the Maximum Gain of 43.00%, resulting in a Payment at Maturity of $14.30 per $10.00 Stated Principal Amount of Securities (a total return at maturity of 43.00%*), calculated as follows:

$10.00 + ($10.00 × the lesser of (i) Share Return × Multiplier and (ii) Maximum Gain)
$10.00 + ($10.00 × the lesser of (i) 70.00% × 1.50 and (ii) 43.00%)
$10.00 + ($10.00 × 43.00%)
$10.00 + $4.30 = $14.30

In this example, an investment in the Securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the Underlying Shares.

Example 2 — The Final Share Price of $49.50 is greater than the Initial Share Price of $45.00, resulting in a Share Return of 10.00%. Because 1.5 times the Share Return of 10.00% is less than the Maximum Gain of 43.00%, Citigroup Inc. would pay you the Stated Principal Amount plus a return equal to 15.00%, resulting in a Payment at Maturity of $11.50 per $10.00 Stated Principal Amount of Securities (a total return at maturity of 15.00%*), calculated as follows:

$10.00 + ($10.00 × the lesser of (i) Share Return × Multiplier and (ii) Maximum Gain)
$10.00 + ($10.00 × the lesser of (i) 10.00% × 1.50 and (ii) 43.00%)
$10.00 + ($10.00 × 15.00%)
$10.00 + $1.50 = $11.50

Example 3 — The Final Share Price of $42.75 is less than the Initial Share Price of $45.00, resulting in a Share Return of –5.00%.  Because the Share Return of –5.00% is negative, but the percentage decline from the Initial Share Price to the Final Share Price is not more than the 10% Buffer Amount, Citigroup Inc. would pay you a Payment at Maturity of $10.00 per $10.00 Stated Principal Amount of Securities (a total return at maturity of 0.00%*).

Example 4 — The Final Share Price of $22.50 is less than the Initial Share Price of $45.00, resulting in a Share Return of –50.00%.  Because the Share Return of –50.00% is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the 10% Buffer Amount, Citigroup Inc. would pay you less than the full Stated Principal Amount at maturity, resulting in a loss of 1% of the Stated Principal Amount for every 1% by which the decline exceeds the Buffer Amount.  In this example, you would receive a Payment at Maturity of $6.00 per $10.00 Stated Principal Amount of Securities (a total return at maturity of –40.00%*), calculated as follows:

$10.00 + [$10.00 × (Share Return + Buffer Amount)]
$10.00 + [$10.00 × (–50.00% + 10.00%)]
$10.00 + [$10.00 × (–40.00%)] = $6.00

If the Share Return is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the 10% Buffer Amount, you will lose some, and possibly up to 90%, of the Stated Principal Amount of your Securities.

* The “Total Return on Securities at Maturity” is calculated as (a) the Payment at Maturity per Security minus the $10.00 Issue Price per Security divided by (b) the $10.00 Issue Price per Security.

The iShares® MSCI Brazil Capped ETF

The iShares® MSCI Brazil Capped ETF (the “ETF” or the “Underlying Share Issuer”) is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in Brazil, as measured by the MSCI Brazil 25/50 Index. However, for purposes of the Securities, the performance of the ETF will reflect only its price performance, as any dividends paid on the Underlying Shares will not be factored into a determination of the closing price of the ETF.  The MSCI Brazil 25/50 Index was developed by MSCI Inc. as an equity benchmark for the performance of Brazilian equities, and is designed to measure equity market performance in Brazil, subject to a capping methodology which restricts the weights of the stocks so that no single stock exceeds 25% of the index and so that stocks that comprise 5% or more of the index do not have a weighting greater than 50% of the overall composition of the index.

On February 11, 2013, the name of the ETF was changed from the iShares® MSCI Brazil Index Fund to the iShares® MSCI Brazil Capped Index Fund and subsequently, on July 1, 2013, the name was changed to the iShares® MSCI Brazil Capped ETF. Prior to February 11, 2013, the performance of the Underlying Shares sought to track the performance of the MSCI Brazil Index. After February 11, 2013, the performance of the Underlying Shares sought to track the performance of the MSCI Brazil 25/50 Index. The MSCI Brazil 25/50 Index is constructed in the same manner as the MSCI Brazil Index but is subject to the capping methodology described in more detail under “Additional Description of the MSCI Brazil 25/50 Index” below. You should read the description provided under “Equity Index Descriptions—MSCI Indices” in the accompanying underlying supplement for a description of the MSCI Brazil Index and you should refer to the differences between the MSCI Brazil Index and the MSCI Brazil 25/50 Index as described under “Additional Description of the MSCI Brazil 25/50 Index” below.

The ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the ETF.  iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Underlying Share Issuer.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  The Underlying Shares trade on the NYSE Arca under the ticker symbol “EWZ.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—iShares® MSCI Brazil Capped ETF” in the accompanying underlying supplement for important disclosures regarding the Underlying Shares, including certain risks that are associated with an investment linked to the Underlying Shares.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares or other securities of the ETF or any of the stocks included in the MSCI Brazil 25/50 Index.  We have derived all disclosures contained in this pricing supplement regarding the Underlying Shares from publicly available documents.  In connection with the offering of the Securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Shares or the issuer of any of the stocks included in the MSCI Brazil 25/50 Index.

The Securities represent obligations of Citigroup Inc. only. The Underlying Share Issuer is not involved in any way in this offering and has no obligation relating to the Securities or to holders of the Securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Shares.

The graph below illustrates the performance of the Underlying Shares from January 2, 2008 to October 1 2014.  The closing price of the Underlying Shares on October 1, 2014 was $41.92.  We obtained the closing prices of the Underlying Shares from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing prices of the Underlying Shares should not be taken as an indication of future performance and no assurance can be given as to the Final Share Price or any future closing price of the Underlying Shares. The closing prices and other information below reflects the historical performance of the Underlying Shares during a period that the Underlying Share Issuer sought to track the performance of two different indices, as discussed above, and may not be indicative of the performance of the Underlying Shares had the Underlying Share Issuer sought to track only the MSCI Brazil 25/50 Index for the entire period. We cannot give you assurance that the performance of the Underlying Shares will result in a positive return on your initial investment and you could lose up to 90% of the Stated Principal Amount at maturity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends*
1/2/2008	3/31/2008	$88.23	$69.13	$0.12834
4/1/2008	6/30/2008	$100.47	$79.84	$0.63283
7/1/2008	9/30/2008	$87.78	$50.99	$0.00000
10/1/2008	12/31/2008	$56.25	$26.89	$1.32061
1/2/2009	3/31/2009	$40.89	$31.75	$0.20674
4/1/2009	6/30/2009	$57.95	$39.30	$0.41493
7/1/2009	9/30/2009	$67.67	$49.05	$0.00000
10/1/2009	12/31/2009	$79.73	$66.03	$2.19656
1/4/2010	3/31/2010	$77.79	$62.77	$0.11117
4/1/2010	6/30/2010	$75.73	$58.61	$0.27541
7/1/2010	9/30/2010	$76.93	$62.97	$0.00000
10/1/2010	12/31/2010	$81.58	$73.84	$2.33328
1/3/2011	3/31/2011	$78.64	$70.22	$0.19838
4/1/2011	6/30/2011	$79.78	$69.57	$1.08378
7/1/2011	9/30/2011	$74.16	$52.04	$0.00000
10/3/2011	12/30/2011	$64.51	$50.89	$0.42127
1/3/2012	3/30/2012	$70.42	$58.52	$0.00000
4/2/2012	6/29/2012	$65.36	$49.07	$1.05794
7/2/2012	9/28/2012	$57.06	$50.03	$0.00000
10/1/2012	12/31/2012	$56.06	$51.01	$0.38197
1/2/2013	3/28/2013**	$57.65	$53.39	$0.12916
4/1/2013	6/28/2013	$55.71	$43.07	$0.00000
7/1/2013	9/30/2013	$49.73	$41.26	$0.85315
10/1/2013	12/31/2013	$51.58	$43.41	$0.58755
1/2/2014	3/31/2014	$45.02	$38.03	$0.00000
4/1/2014	6/30/2014	$49.98	$45.15	$0.00000
7/1/2014	9/30/2014	$54.00	$43.45	$0.96263
10/1/2014	10/1/2014***	$41.92	$41.92	$0.00000
* Investors in the Securities will not receive any dividends on the Underlying Shares or the stocks held by the ETF.

** Prior to February 11, 2013, the performance of the Underlying Shares sought to track the performance of the MSCI Brazil Index. After February 11, 2013, the performance of the Underlying Shares sought to track the performance of the MSCI Brazil 25/50 Index.

*** As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 1, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

Additional Description of the MSCI Brazil 25/50 Index

Objectives and Guiding Principles Underlying the MSCI Brazil 25/50 Index

Under current regulations, an exchange-traded fund needs to satisfy certain tests, such as those relating to asset diversification and sources of income, for qualification as a “regulated investment company” or “RIC.” More specifically, one requirement of a RIC is that, at the end of each quarter of a RIC’s tax year, no more than 25% of the value of the RIC’s assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the exchange-traded fund should not exceed 50% of the exchange-traded fund’s total assets. The MSCI Brazil 25/50 Index takes into account these investment limits, offering a benchmarking alternative for RIC compliant exchange-traded funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI Brazil 25/50 Index from the MSCI Brazil Index. For a description of the MSCI Brazil Index, you should read the description provided under “Equity Index Descriptions—MSCI Indices” in the accompanying underlying supplement.

Reflecting the 25% and 50% concentration constraints. Reflecting the 25% and 50% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and on-going reflection of the constraints requires the MSCI Brazil 25/50 Index to be rebalanced periodically. The MSCI Brazil 25/50 Index is rebalanced in February, May, August and November of each year.

Minimizing tracking error to the MSCI Brazil Index. Minimizing the tracking error between the MSCI Brazil 25/50 Index and the MSCI Brazil Index, while keeping the index turnover to a reasonable level, is another important objective. MSCI seeks to achieve this by rebalancing the MSCI Brazil 25/50 Index using an optimization process that aims to minimize the constituent weight differences between the MSCI Brazil 25/50 Index and the MSCI Brazil Index.

Index Construction and Maintenance Methodology

Constructing and Rebalancing the MSCI Brazil 25/50 Index

The MSCI Brazil 25/50 Index methodology follows a portfolio optimization framework. The Barra Optimizer is utilized to perform the optimization function, which is aimed at minimizing index turnover, tracking error and extreme deviation from the MSCI Brazil 25/50 Index. The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.

Constraint targets. The MSCI Brazil 25/50 Index is subject to the following constraints:

•	no issuer may exceed 25% of the MSCI Brazil Index weight; and
•	all issuers with weight above 5% may not exceed 50% of the MSCI Brazil Index weight.

Minimizing weight distance from the MSCI Brazil Index. The MSCI Brazil 25/50 Index methodology aims at minimizing the weight distance from the MSCI Brazil Index. The active risk or the tracking error of the MSCI Brazil Index versus the MSCI Brazil 25/50 Index is measured as the distance between the constituent weights of the MSCI Brazil Index and the MSCI Brazil 25/50 Index.

Minimizing transaction cost. A transaction cost is applied as a proxy for index turnover on rebalancing from the MSCI Brazil Index.

Minimum weight of constituents. The minimum weight of any MSCI Brazil 25/50 Index constituent is equal to the weight of the smallest constituent in the MSCI Brazil Index.

Buffer Rules

A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short term market movements between two quarterly rebalancing. As a result, at the point of constructing or rebalancing the MSCI Brazil Index, the weight of any single issuer cannot exceed 22.5% of the MSCI Brazil Index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

Maintenance Rules

Quarterly Index Reviews. The MSCI Brazil 25/50 Index is rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November of each year, to coincide with the quarterly index reviews of the MSCI Brazil Index.

The MSCI Brazil 25/50 Index is in general rebalanced five business days before the effective date. The changes resulting from the rebalancing are announced on the same day.

In case a pro forma MSCI Brazil 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI Brazil 25/50 Index will be announced.

There is no MSCI Brazil 25/50 Index rebalancing due to non-compliance between quarterly index reviews.

At each rebalancing, a constraint factor is calculated for each constituent of the MSCI Brazil 25/50 Index. The constraint factor is defined as the weight in the MSCI Brazil 25/50 Index at the time of the rebalancing divided by the weight in the MSCI Brazil 25/50 Index. The constraint factor as well as the constituents of each MSCI Brazil 25/50 Index remains constant between index reviews except in the case of corporate events.

Ongoing Event Related Changes. A security added to the MSCI Brazil Index following a corporate event is added to the MSCI Brazil 25/50 Index with an estimated capped weight, without rebalancing of the MSCI Brazil 25/50 Index.

In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the MSCI Brazil 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.

If a spun-off security of an index constituent is added to the MSCI Brazil Index, it will be added to the MSCI Brazil 25/50 Index with the same constraint factor as the parent security.

The deletion of a constituent from the MSCI Brazil Index following a corporate event triggers its deletion from the MSCI Brazil 25/50 Index without rebalancing of the MSCI Brazil 25/50 Index.

The addition of a newly eligible security in the MSCI Brazil Index—for example, an early inclusion of a large initial public offering, or a security migrating to the MSCI Brazil Index from another size segment—will result in the inclusion of that security in the MSCI Brazil 25/50 Index and consequently trigger the full rebalancing of the MSCI Brazil 25/50 Index.

Issuer Concentration Issues

A minimum of 15 issuers in the MSCI Brazil 25/50 Index is required at any point in time for the MSCI Brazil 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:

•
Number of issuers drops to 14: the buffer mentioned above will be reduced from 10% to 9%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.

•
Number of issuers drops to 13: the buffer mentioned above will be reduced from 10% to 4%. Thus, the weight of any single issuer cannot exceed 24% of the index weight and all issuers with weight above 4.8% cannot exceed 48% of the index weight.

•
Number of issuers drops to 12: the buffer mentioned above will be reduced from 10% to 0%. Thus, the weight of any single issuer cannot exceed 25% of the index weight and all issuers with weight above 5% cannot exceed 50% of the index weight.

The MSCI Brazil 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25% and 50% constraints. MSCI will however temporarily maintain the MSCI Brazil 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to that MSCI Brazil 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:

•	Securities deleted from the MSCI Brazil 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.
•	Eligible securities of relevant size not included in the MSCI Brazil 25/50 Index, e.g., largest small cap size-segment securities.

In the event that no securities are eligible for temporary addition to the MSCI Brazil 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a Security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a Security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

♦	You should not recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange.

♦
Upon a sale or exchange of a Security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the Security.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon a sale, exchange or retirement of a Security should be long-term capital gain or loss if you held the Security for more than one year.

Even if the treatment of the Securities as prepaid forward contracts is respected, your purchase of a Security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the Underlying Shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased Underlying Shares with a value equal to the amount you paid to acquire your Securities and subsequently sold those shares for their fair market value at the time your Securities are sold, exchanged or retired (which would reflect the percentage increase, without any multiplier, in the value of the Underlying Shares over the term of the Securities).  Alternatively, the “net underlying long-term capital gain” could be calculated using a number of Underlying Shares that reflects the multiplier used to calculate the payment that you will receive on your Securities. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your Securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the Securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Securities, provided that (i) income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution
CGMI, an affiliate of Citigroup Inc. and the lead agent for the sale of the Securities, will receive an underwriting discount of $0.25 for each Security sold in this offering. UBS, as agent for sales of the Securities, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the Securities sold in this offering for $9.75 per Security. UBS proposes to offer the Securities to the public at a price of $10.00 per Security.  UBS will receive an underwriting discount of $0.25 per Security for each Security it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the Securities will be used to hedge our obligations under the Securities. We expect to hedge our obligations under the Securities through CGMI or other of our affiliates.  CGMI or such other affiliates may profit from such expected hedging activity even if the value of the Securities declines.  This hedging activity could affect the closing price of the Underlying Shares and, therefore, the value of and your return on the Securities.  For additional information on the ways in which our counterparties may hedge our obligations under the Securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the Securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the Securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the Securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the Securities is a function of the terms of the Securities and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the Securities set forth on the cover page of this preliminary pricing supplement reflects terms of the Securities that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the Trade Date.

During a temporary adjustment period immediately following issuance of the Securities, the price, if any, at which CGMI would be willing to buy the Securities from investors, and the value that will be indicated for the Securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 8.5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the Securities and other factors that cannot be predicted.  However, CGMI is not obligated to buy the Securities from investors at any time.  See “Summary Risk Factors—The Securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

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